Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan
Vice President & CFO
517/372-9200

Neogen reports 18% revenue increase

LANSING, Mich., Sept. 24, 2013 – Neogen Corporation (Nasdaq: NEOG) announced today that its revenue for the first quarter of FY 2014, which ended Aug. 31, was $58,548,000, an 18% increase compared to revenue of $49,729,000 in the first quarter of last year.

First quarter net income increased 17% to $7,839,000, or $0.32 per share, from the previous year’s first quarter income of $6,714,000, or $0.28 per share. The first quarter revenues and net income represent quarterly records for the 31-year-old company.

“The first quarter was a great start for our new fiscal year, as Neogen continues to seize opportunities throughout our worldwide markets,” said James Herbert, Neogen’s chief executive officer and chairman. “The strong growth we are reporting today is the result of the efficient assimilation of our recent acquisitions, and significant growth in core product lines — especially in markets outside of the United States.”

Neogen reported operating income of $12,418,000, an increase of 20% compared to the prior year’s first quarter. Expressed as a percentage of sales, operating income was 21.2% for the quarter, compared to 20.8% in the year ago quarter. Neogen’s gross margin was 51.9% of sales in its first quarter of the current year, compared to 53.3% of sales for FY 2013’s first quarter. The decrease was due primarily to a mix shift toward lower margin products and services.

“We are obviously pleased to report our outstanding first quarter results, and growth in operating income that exceeded our rate of growth in revenues. These results provide evidence of general operational strength throughout Neogen,” said Steve Quinlan, Neogen’s chief financial officer. “Although we were able to report strong first quarter results, our performance this quarter was adversely affected by a foreign currency translation loss primarily due to weakening of several currencies. This resulted in a negative pre-tax impact to the company of approximately $600,000.”

The first quarter was the 86th of the past 91 quarters that Neogen reported revenue increases as compared with the previous year — including all consecutive quarters in the last eight years.

Sales of Neogen’s Scotland-based Neogen Europe subsidiary increased 54% compared to the prior year’s first quarter as a result of broad-based increases in sales of Neogen’s food safety diagnostics, including test kits for mycotoxins, food allergens and meat speciation. The subsidiary’s results were also due to increased success in sales of animal genomic testing services.

Sales of Neogen’s Brazil- and Mexico-based subsidiaries also increased significantly on a quarter-to-quarter comparison, albeit from relatively smaller bases, as did sales of the company’s food and animal safety products through distributors into international markets. For the quarter, Neogen’s revenues from international sources represented 42.3% of its total revenues.

Sales of Neogen’s line of test kits for food allergens and meat speciation continued to grow, increasing more than 30% in the quarter when compared to the previous year’s first quarter. While food manufacturers have continued to increase testing to protect consumers, food allergens remain the single biggest reason for food recalls. The first quarter also saw a continuation of increased revenues from sales of test kits to verify meat speciation. Preventing the adulteration or substitution of meat or fish products with non-desirable or cheaper options is important for economic, regulatory, health and ethical reasons, especially where particular species of meat are prohibited by cultural or religious beliefs.

Sales of Neogen’s natural toxin diagnostics increased 12% in the current quarter, as grain producers and processors continued to address safety and quality concerns. These concerns resulted in increased testing of last year’s contaminated crops, much of which were still being stored in the first quarter. The sales increase was also due to increasing demand for Neogen’s expanding line of simple and quick Reveal® Q+ quantitative tests for mycotoxins, including aflatoxin and deoxynivalenol (DON).

Neogen’s Animal Safety segment recorded revenue increases of 21% in the first quarter, aided by sales from the recently acquired SyrVet veterinary instruments and supplies business, and the October 2012 acquisition of the popular Uniprim® veterinary antibiotic. Sales of Neogen’s line of animal care products, which consists primarily of veterinary supplements, wound care products and antibiotics, increased 33% on a quarter-to-quarter comparison. For the quarter, sales of the company’s line of durable and disposable veterinary instruments increased 35% compared to FY 2013. Organic growth for the Animal Safety segment was 10%.

Neogen’s GeneSeek® subsidiary reported a 28% increase in revenues compared to the prior year’s quarter. The subsidiary’s performance was aided by strong market acceptance of a new genomic test for the beef and dairy cattle markets. The recently released test for beef heifer replacements enables ranchers to quickly decide if animals have the genetic merit to go into the breeding herd. A similar program was recently introduced to help dairymen select heifers that will become high milk production cows.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except percentages and per share amounts)

	Quarter Ended Aug. 31
	2013	2012
Revenue
Food Safety	$29,998	$26,195
Animal Safety	28,550	23,534

Total revenue	58,548	49,729
Cost of sales	28,184	23,235

Gross margin	30,364	26,494
Operating expenses
Sales & marketing	10,324	9,758
Administrative	5,536	4,482
Research & development	2,086	1,926

Total operating expenses	17,946	16,166

Operating income	12,418	10,328
Other income (expense)	-521	72

Income before tax	11,897	10,400
Income tax	4,200	3,700

Net income	$7,697	$6,700
Net loss (income) attributable to non-controlling interest	142	14

Net income attributable to Neogen Corp	$7,839	$6,714
Net income attributable to Neogen Corp per diluted share	$0.32	$0.28
Other information:
Shares to calculate per share	24,678	24,198
Depreciation & amortization	$2,029	$1,626
Interest income	31	38
Gross margin (% of sales)	51.9%	53.3%
Operating income (% of sales)	21.2%	20.8%
Revenue increase vs. FY 2013	17.7%
Net income increase vs. FY 2013	16.8%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31	May 31
	2013	2013
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$84,375	$85,369
Accounts receivable	43,649	38,737
Inventory	43,757	38,315
Other current assets	6,125	6,026

Total current assets	177,906	168,447
Property & equipment	35,813	34,345
Goodwill & other assets	94,418	87,766

Total assets	$308,137	$290,558
Liabilities & Equity
Current liabilities	$22,839	$17,719
Long-term debt	0	0
Other long-term liabilities	14,576	14,552
Equity: Shares outstanding 24,241 in Aug. & 24,056 in May	270,722	258,287

Total liabilities & equity	$308,137	$290,558

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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